CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 33 to the Registration Statement on Form N-4 (No. 33-47302) (the “Registration Statement”) of RiverSource® Group Variable Annuity Contract of our report dated February 24, 2021 relating to the consolidated financial statements of RiverSource Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 21, 2021 relating to the financial statements of each of the divisions of RiverSource Account F indicated in our report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” and we consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2021